Exhibit 5.2

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

August 6, 2010

Infinity Capital Trust I

c/o Infinity Property and Casualty Corporation

3700 Colonnade Parkway

Birmingham, AL 35243

Re: Infinity Capital Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel to Infinity Capital Trust I, a Delaware statutory trust (the “Trust”) in connection with certain matters of Delaware law relating to the formation of the Trust and the proposed issuance of preferred securities in the Trust to beneficial owners pursuant to and as described in the Registration Statement (and the prospectus forming a part thereof) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) by Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), and the Trust on or about the date hereof (the “Registration Statement”).

In rendering this opinion, we have examined copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on July 30, 2010 (the “Certificate”); a Declaration of Trust of the Trust dated as of July 30, 2010 (the “Original Governing Instrument”); the amended and restated declaration of trust of Infinity Capital Trust I attached as an exhibit to the Registration Statement (the “Infinity Capital Trust I Governing Instrument”); the Registration Statement; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents; (iii) that the Company, as sponsor, and each trustee of the Trust will duly authorize, execute and deliver an amended and restated declaration of the Trust substantially in the form of the Infinity Capital Trust I Governing Instrument (with appropriate completion as necessary to reflect the

Infinity Capital Trust I

c/o Infinity Property and Casualty Corporation

August 6, 2010

terms of any issuance of securities by the Trust, the “Governing Instrument”) and all other documents contemplated thereby or by the Registration Statement to be executed in connection with the issuance by the Trust of “Preferred Securities” (as defined in the Governing Instrument and as used herein, “Preferred Securities”) prior to the first issuance of Preferred Securities; (iv) that the Preferred Securities will be offered and sold pursuant to the prospectus forming a part of the Registration Statement and a prospectus supplement thereto that sets forth the specific terms of the Preferred Securities (the “Prospectus”) that will be consistent with, and accurately describe, the terms of the Governing Instrument and all other relevant documents; (v) that no event has occurred subsequent to the filing of the Certificate, or will occur prior to the issuance of all Preferred Securities by the Trust, that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Delaware Act”); (vii) that prior to the first issuance of Preferred Securities by the Trust, payment of the required consideration therefor will have been made in accordance with the terms and conditions of the Governing Instrument and as described in the Prospectus, and that the Preferred Securities are otherwise issued and sold in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument and as described in the Prospectus; and (viii) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents contrary to or inconsistent with the opinions expressed herein. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We have not participated in the preparation of the Registration Statement or any other offering materials relating to the Preferred Securities and we assume no responsibility for their contents. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2. Upon issuance, the Preferred Securities will constitute validly issued and, subject to the qualifications set forth below, fully paid and nonassessable beneficial interests in the assets of the Trust. We note that Section 11.4 of the Governing Instrument will provide that the Trust may withhold amounts otherwise distributable to a holder of Preferred Securities and pay over such amounts to the applicable jurisdictions in accordance with federal, state and local law and that

Infinity Capital Trust I

c/o Infinity Property and Casualty Corporation

August 6, 2010

any amount withheld will be deemed to have been distributed to such holder of Preferred Securities and that, pursuant to the Governing Instrument, the holder of Preferred Securities may be obligated to make payments or provide indemnity or security under the circumstances set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “LEGAL MATTERS” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/  David A. Harris

David A. Harris